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                                                                    Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION OF MCMS, INC.


         The undersigned officer of MCMS, INC., an Idaho corporation (the "Company") hereby submits these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company for filing with the Secretary of State of the State of Idaho. These Articles of Amendment have been adopted by the unanimous written consent of the Directors of the Company, pursuant to Idaho Code Sections 30-1-631 and 30-1-1002.

         The purpose of these Articles of Amendment (the "Amendment") is to cancel the Company's authorized shares of Old Common Stock (as defined in the Amended and Restated Articles of Incorporation of the Company). All of the authorized shares of Old Common Stock have been issued and all were redeemed by the Company. Pursuant to the Company's Amended and Restated Articles of Incorporation, the Company is prohibited from reissuing the Old Common Stock. On the effective date of this Amendment, the Company will have no authorized shares of Old Common Stock.


         2.       The following information is provided pursuant to Idaho Code
                  Section 30-1-631.

                  A. The name of the Company is MCMS, INC.

                  B. The authorized number of shares of Old Common Stock, as defined in the Amended and Restated Articles of Incorporation of MCMS, Inc., filed with the Idaho Secretary of State on February 24, 1998 is hereby reduced to zero (0). As a result of this Amendment, the Company shall have no authorized shares of Old Common Stock.

                  C. The total number of authorized shares of the Company, itemized by class and series, remaining after the reduction of the shares of Old Common Stock is as follows:



                          Designation                       Authorized Shares

         (i)      Series A Convertible Preferred                6,000,000
                  Stock, par value $0.001 per share

         (ii)     Series B Convertible Preferred                6,000,000
                  Stock, par value $0.001 per share

         (iii)    Series C Convertible Preferred                1,000,000
                  Stock par value $0.001 per share

         (iv)     Class A Common Stock,                         30,000,000
                  par value $0.001 per share

         (v)      Class B Common Stock,                         12,000,000
                  par value $0.001 per share
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         (vi)     Class C Common Stock,                        2,000,000
                  par value $0.001 per share

         (vii)    12 1/2% Senior Exchangeable                  750,000 aggregate
                  Preferred Stock and 12 1/2% Series
                  B Senior Exchangeable Preferred Stock

         On the effective date of these Articles of Amendment, except for the elimination of the Old Common Stock, the Amended and Restated Articles of Incorporation of the Company, as amended by that certain Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1/2% Senior Exchangeable Preferred Stock and 12 1/2% Series B Senior Exchangeable Preferred Stock and Qualification, Limitations and Restrictions thereof, filed on February 24, 1998, shall remain in full force and effect.


         Dated: May 6, 1998.


                                      /s/ Chris Anton
                                      ------------------------------------
                                      Chris Anton, Vice President Finance and
                                      Chief Financial Officer